Exhibit 3.6

SERIES OPERATING AGREEMENT OF

LANDA APP 2 LLC - 6786 BENT CREEK DRIVE REX GA LLC

THIS SERIES OPERATING AGREEMENT (this “Agreement”) of LANDA APP 2 LLC - 6786 BENT CREEK DRIVE REX GA LLC, dated as of JULY 28, 2021, by and between LANDA APP 2 LLC - 6786 BENT CREEK DRIVE REX GA LLC, a registered Delaware series of Landa App 2 LLC (the “Series”), a Delaware limited liability company (the “Company”), Landa Holdings, Inc., a Delaware corporation (the “Manager”) and the members of the Series, each listed on Schedule A attached hereto (the “Members,” and together with the Series, the Company and the Manager the “Parties”) Capitalized terms used herein and not otherwise defined are used as defined in the Limited Liability Company Agreement of the Company, dated as of June 15, 2021 (as may be amended from time to time, the “Master Agreement”).

RECITALS

WHEREAS, the Company and the Manager have caused the registration of the Series in the State of Delaware pursuant to the Delaware Limited Liability Company Act, 6 Del. C. § 18-101, et seq., as amended (the “Act”), by filing a Certificate of Registered Series of Limited Liability Company with the Secretary of State of the State of Delaware on July 26, 2021 (the “Certificate of Registered Series”); and

WHEREAS, the Series holds a property located at 6786 Bent Creek Drive, Rex, GA, 30273 (the “Property”), which is managed by the Manager in accordance with the certain management agreement to be entered into by and between the Manager and the Series (the “Management Agreement”); and

WHEREAS, it is intended by the Parties that the debts, liabilities and obligations incurred, contracted for or otherwise existing with respect to this Series and the Property be enforceable against only the assets of this Series, and not against the assets of the Manager, Company generally, nor against any other series of the Company; and

NOW THEREFORE, in consideration of the mutual promises and obligations contained herein, the Parties intending to be legally bound, hereby agree as follows:

ARTICLE I DEFINITIONS

SECTION 1.1. Definitions. The following terms used in this Agreement will have the following meanings:

“Act” shall have the meaning ascribed to it in the Recitals of this Agreement.

“Adverse Consequences” means all actions, suits, proceedings, hearings, investigations, charges, complaints, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, liens, losses, expenses, and fees, including court costs and reasonable attorneys’ fees and expenses.

“Affiliate” means any Person that directly or indirectly controls, is controlled by, or is under common control with, the Person in question. As used in this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Assignee” means a Person who has acquired a Member’s Shares in the Series, through a Transfer in accordance with the terms of this Agreement.

“Available Cash” means, with respect to each month, all cash and cash equivalents of the Series at the end of such month less (a) the Property Management Fee (b) Reserves, (c) other current liabilities of the Series or the Property or (d) to the extent not included in Reserves, other costs and expenses incident to the purposes of the Series which are anticipated to be incurred, or to become due and payable, or both, in the future and for which cash sufficient to pay the costs and expenses at the time they become due and payable may not be generated by the Series, as determined by the Manager in its sole discretion. In the event of the sale or other disposition of the Property, in each case as determined by the Manager in its sole discretion, Available Cash shall include the proceeds from the sale or other disposition of such asset or the Property, net of all third-party expenses of the sale or other disposition.

“Business Day” means any day other than a Saturday, Sunday or a day on which banking or savings institutions in New York, New York are authorized or obligated by law or executive order to be closed.

“Certificate of Formation” means the Certificate of Formation of the Company.

“Certificate of Registered Series” shall have the meaning ascribed to it in the Recitals of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended. Any reference herein to a specific section or sections of the Code will be deemed to include a reference to any corresponding provision of future laws.

“Company” shall have the meaning ascribed to it in the Preamble of this Agreement.

“Distributions” shall have the meaning set forth in Section 7.1 of this Agreement.

“Entity” means any partnership (general or limited), limited liability company, corporation, joint venture, trust, business trust, cooperative, association, foreign trust or foreign business organization or other legal entity.

“Fiscal Year” means (a) the period commencing on January 1, 2020 and ending on December 31, 2020, (b) any subsequent twelve (12) month period commencing on January 1 and ending on December 31, (c) any portion of the period described in clause (b) of this sentence ending on the date on which the Certificate of Registered Series is canceled in accordance with the Act or (d) any portion of the period described in clause (b) of this sentence ending on the date on which the Certificate of Formation is canceled in accordance with the Act.

“GAAP” means, as of any date of determination, United States generally accepted accounting principles in effect as of the date.

“Manager” shall have the meaning ascribed to it in the Preamble of this Agreement.

“Management Agreement” shall have the meaning ascribed to it in the Recitals of this Agreement.

“Master Agreement” shall have the meaning ascribed to it in the Preamble of this Agreement.

“Member” shall have the meaning ascribed to it in the Preamble of this Agreement.

“Person” whether capitalized or not, means any individual, sole proprietorship, joint venture, partnership, corporation, company, firm, bank, association, cooperative, trust, estate, government, governmental agency, regulatory authority, or other Entity of any nature.

“Property” shall have the meaning ascribed to it in the Recitals of this Agreement.

“Property Management Fee” shall mean the fee payable to the Manager for its day-to-day management of the Property pursuant to the Management Agreement.

“Reserve” shall mean the amount of cash determined by the Manager, in its sole discretion, to be necessary or advisable to retain as a reserve for (i) payment of debt service coming due within a reasonable future time with respect to indebtedness of the Series; (ii) operation, improvement, maintenance, replacement or preservation of any Property; (iii) payment of taxes, insurance premiums and other reasonably anticipated costs and expenses of the Series; and (iv) increases in working capital and other contingencies.

“Series” shall have the meaning ascribed to it in the Preamble of this Agreement.

“Shares” means the limited liability company membership interests in the Series. As to any Member, the term “Shares” shall mean the number of Shares set forth opposite such Member’s name on Schedule A attached hereto.

“Transfer” shall have the meaning set forth in Section 4.1(c) of this Agreement.

“Transferee” means any Person who is acquiring by Transfer any Shares.

“Transferred Shares” means all or any portion of a Member’s Shares that the Member seeks to Transfer.

ARTICLE II

GENERAL INFORMATION OF THE SERIES

SECTION 2.1. Name. The name of the Series is LANDA APP 2 LLC - 6786 BENT CREEK DRIVE REX GA LLC.

SECTION 2.2. Principal Place of Business. The principal place of business of the Series is the principal place of business of the Manager. As of the date hereof, the principal place of business of the Manager is 6 West 18th Street, New York, NY, 10011.

SECTION 2.3. Purposes and Powers. The Series will have authority to engage in any lawful business, purpose or activity permitted by the Act, and will possess and may exercise all of the powers and privileges granted by the Act, together with any powers incidental thereto, including such powers or privileges as are necessary or convenient to the conduct, promotion or attainment of the business purposes or activities of the Series.

SECTION 2.4. Term. The Series will have a perpetual existence unless the Series is dissolved in accordance with Article VIII of this Agreement.

SECTION 2.5. Limitation of Liability. The debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to the Series shall be enforceable only against the assets of the Series in accordance with the Act and not against the assets of any other series of the Company.

ARTICLE III

SHARES

SECTION 3.1. Shares Generally. The Series shall offer Shares in accordance with Section 3.2 of this Agreement. Members will have no rights to direct or vote on any matter concerning the Series or the management of its affairs, including whether or not the Series should dissolve. The transferability of the Shares is limited as described in Section 4.1(c) of this Agreement.

SECTION 3.2. Offering Details

(a) The Series is authorized to issue up to an aggregate of 10,000 Shares in exchange for a purchase price determined in each case by the Manager in its sole discretion.

(b) The Series may offer and sell up to 10,000 Shares following the qualification of the Form 1-A offering statement specifying the Series as filed with the Securities and Exchange Commission.

(c) The offering of Shares is on a best efforts, no minimum subscription basis and may have multiple closings, meaning there may be additional Members added after the date hereof, as long as additional Shares are available.

ARTICLE IV

MEMBERS

SECTION 4.1. Membership.

(a) Admission of Members. A Person will be deemed admitted as a Member at the time the Person (i) executes this Agreement or a counterpart signature page of this Agreement and any such other documents or instruments as may be necessary or appropriate to effect such Person’s admission as a Member, including, but not limited to, a subscription agreement evidencing the purchase of Shares; and (ii) is listed on Schedule A attached hereto. The Manager may, but need not be, a Member. The Manager shall have the right to accept or reject the admission of any Person as a Member, acting in its sole discretion.

(b) Additional Members. Since the offering of Shares may remain open until 10,000 Shares are sold, and there may be multiple closings as set forth in Section 3.2(c), additional Members may be added from time to time, including Members that purchase Shares in a secondary trading market operated by a registered broker-deal engaged by the Manager. The Manager must consent to the addition of new Members and such Members may only be admitted in accordance with Section 4.1(a).

(c) Transfer of Shares. A Member may not make an assignment, transfer or other disposition (voluntarily, involuntarily or by operation of law) (a “Transfer”) of all or any portion of his or her Shares, or pledge, mortgage, hypothecate, grant a security interest in, or otherwise encumber all or any portion of his or her Shares, except with the consent of the Manager, which the Manager may grant or withhold in its sole and absolute discretion. Any attempted Transfer by a Member of all or any portion of his or her Shares, other than in strict accordance with this Section 4.1(c), shall be void. A Person to whom Shares are Transferred may be admitted to the Series as a Member only as provided in Section 4.1(a) with the consent of the Manager, which may be given or withheld in its sole and absolute discretion.

Without limiting the foregoing, in the event of a Transfer by operation of law, the Manager shall have the right to cause the Transferred Shares to be assigned to the Company or any other person designated by the Manager, and such assignee shall pay the assignor a price equal to the fair market value of the Transferred Shares as determined by the Manager in its sole discretion.

SECTION 4.2. Rights and Obligations. Except as expressly set forth in this Agreement, no Member, in its capacity as a Member, will have any right, power or authority to transact any business in the name of the Series, participate in the management of the Series or to act for or on behalf of or to bind the Series. A Member will have no rights other than those specifically provided herein or granted by law. Except as required by the Act, no Member, solely by reason of being a member, shall be liable for the debts, liabilities, obligations or expenses of the Series.

SECTION 4.3. Compensation. Except as otherwise specifically provided herein, no compensatory payment shall be made by the Series to any Member for the services to the Series of such Member or any member or employee of such Member.

SECTION 4.4. Waiver of Fiduciary Duties. To the maximum extent permitted by law, each Member absolutely and irrevocably waives any and all claims, actions, causes of action, loss, damage and expense including any and all attorneys’ fees and other costs of enforcement arising out of or in connection with any breach or alleged breach of any fiduciary duty by any other Member or the Manager or any of their Affiliates in the nature of actions taken or omitted by any such other Persons, which actions or omissions would otherwise constitute the breach of any fiduciary duty owed to the Members (or any of them). It is the express intent of the Members that each Member and the Manager and each and all of their Affiliates shall be and hereby are relieved of any and all fiduciary duties which might otherwise arise out of or in connection with this Agreement to the Members or any of them.

SECTION 4.5 No Appraisal Rights. No Member will have any appraisal rights with respect to his or her interest in the Series under any circumstances, including, but not limited to, circumstances in connection with (a) any amendment of this Agreement, (b) any merger or consolidation to which the Series is a party or (c) the sale of all or substantially all of the Series’ assets.

SECTION 4.6. No General Priority. No Member will have priority over any other Member.

SECTION 4.7. Accounts. All funds of the Series shall be deposited in one or more accounts with one or more recognized financial institutions in the name of the Series, at such locations as shall be determined by the Manager. Withdrawal from such accounts shall require the signature of such Person or Persons as the Manager may designate. The Series’ funds will not be comingled with any funds of another series of the Company at any time. Each series of the Company will maintain separate bank accounts.

SECTION 4.8. Outside Businesses. Unless otherwise agreed to in writing with the Series, the Manager, any Member and any Affiliate of any Member or the Manager may engage in or possess an interest in other profit- seeking or business ventures of any kind, nature or description, independently or with others, whether or not the ventures are competitive with the Series and the doctrine of corporate opportunity, or any analogous doctrine, will not apply to the Person. No Member, Manager or Affiliate of any Member or the Manager who acquires knowledge of a potential transaction, agreement, arrangement or other matter that may be an opportunity for the Series will have any duty to communicate or offer the opportunity to the Series, and the Person will not be liable to the Series or to any Member for breach of any fiduciary or other duty by reason of the fact that the Person pursues or acquires for, or directs the opportunity to another Person or does not communicate the opportunity or information to the Series. Neither the Series nor any Member, Manager or Affiliate of the foregoing will have any rights or obligations by virtue of this Agreement or the relationship created hereby in or to the independent ventures or the income or profits or losses derived therefrom, and the pursuit of the ventures, even if competitive with the activities of the Series, will not be deemed wrongful or improper.

SECTION 4.9. Relationships with Affiliates. The Series may enter into any agreement or contract with the Manager, any Affiliate of the Manager, any other series, any Member, any Affiliate of a Member or any agent of the Manager or the Series without the prior approval of any Member, provided that the agreement or contract must be substantially on terms as would be contained in a similar agreement or contract entered into by the Series as the result of arm’s-length negotiations from a comparable unaffiliated and disinterested third party. Each Member acknowledges that each relationship among the Series, the Manager and/or any Affiliate thereof that is described in any Company budget or other document satisfies the requirements of this Section 4.9.

SECTION 4.10. Resolution of Conflicts of Interest.

(a) Unless otherwise expressly provided herein, (i) whenever a conflict of interest exists or arises between the Manager or any of its Affiliates, on the one hand, and the Series or a Member, on the other hand, or (ii) whenever this Agreement or any other agreement contemplated herein provides that the Manager shall act in a manner that is, or provides terms that are, fair and reasonable to the Series or any Member, the Manager shall resolve the conflict of interest, take the action or provide the terms, considering in each case the relative interest of each party (including its own interest) to the conflict, agreement, transaction or situation and the benefits and burdens relating to the interests, any customary or accepted industry practices, and any applicable generally accepted accounting practices or principles. In the absence of bad faith by the Manager, the resolution, action or terms so made, taken or provided by the Manager will not constitute a breach of this Agreement or any other agreement contemplated herein or of any duty or obligation of the Manager at law or in equity or otherwise.

(b) To the fullest extent permitted by law and notwithstanding any other provision of this Agreement or any agreement contemplated herein or applicable provisions of law or equity or otherwise, whenever in this Agreement a Person is permitted or required to make a decision (i) in its “sole discretion” or “discretion” or under a grant of similar authority or latitude, the Person will be entitled to consider only those interests and factors as it desires, including its own interests, and will have no duty or obligation to give any consideration to any interest of or factors affecting the Series or any other Person, or (ii) in its “good faith” or under another express standard, the Person shall act under the express standard and will not be subject to any other or different standard.

SECTION 4.11. Series Information. In addition to the other rights specifically set forth in this Agreement, each Member is entitled to the non-public information regarding the affairs of the Series as is just and reasonable pursuant to Section 18-305 of the Act. No Member has any rights to receive non-public information, other than those rights granted by Section 18-305 of the Act.

ARTICLE V

MANAGEMENT

SECTION 5.1. Appointment of Manager. Landa Holdings, Inc. is hereby appointed as the manager of the Series. The Manager shall manage the Series in accordance with the terms and conditions of the Management Agreement, this Agreement and the Act. The mailing address of the Manager is set forth below its name on the signature page hereto and may be updated from time to time by providing notice to each Member.

SECTION 5.2. Resignation; Removal.

(a) Resignation. The Manager may resign at any time by giving written notice to the Members without prejudice to the Manager’s rights, if any, under any contract to which it is a party. The notice of resignation shall include the appointment of a new Manager. The resignation of the Manager shall take effect on the date of the notice of resignation or at such later time as shall be specified in the written notice, but in no event before the new Manager shall have agreed, in writing, to be bound by this Agreement. Unless otherwise specified in the written notice, the acceptance of the resignation shall not be necessary to make it effective. The resignation of any Manager who is also a Member shall not affect the Manager’s rights and obligations as a Member and shall not constitute a withdrawal of a Member.

(a) Removal. The Manager may be removed at any time, with or without cause, and a new Manager appointed, by the Company. Any removal shall be without prejudice to the rights and obligations, if any, of such removed Manager as a Member and shall not constitute a withdrawal of a Member.

SECTION 5.3. Management of Series.

(a) Authority. The Manager shall have complete and exclusive authority to manage the affairs of the Series and to make all decisions with regard thereto, including the day-to-day affairs of the Series. The Manager shall have the complete and exclusive authority to purchase, sell or otherwise dispose of the Property, and effect the dissolution the Series in accordance with Article VIII of this Agreement. The Manager shall discharge its duties in good faith. The Manager, on behalf of the Series, shall conduct or cause to be conducted the ordinary business and affairs of the Series in accordance with good industry practice and the provisions of this Agreement. The Manager shall not be required to devote a particular amount of time to the Series’ business. The Series may rely upon any action taken or document executed by the Manager or any director, officer, or employee of the Manager without duty of further inquiry, and may assume that such Manager or any director, officer, or employee of the Manager has the requisite power and authority to take the action or execute the document in question.

(b) Fees and Expenses. The Manager shall be entitled to the fees, including, but not limited to, the Property Management Fee, and to expense reimbursement, each in accordance with the Management Agreement.

(c) Investments. All investments by the Series shall be made on such terms and conditions as the Manager may determine.

SECTION 5.4. Indemnification; Reimbursement of Expenses; Insurance. To the fullest extent permitted by law, and subject to the limitations set forth in this Section 5.4, and with, in each case, the Manager’s prior approval, (a) the Series shall indemnify the Manager and any director, officer, or employee of the Manager for the entirety of any Adverse Consequences that the Manager or any director, officer, or employee of the Manager may suffer including, but not limited to, any Manager or Officer who was, is or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (“Proceeding”), any appeal therein, or any inquiry or investigation preliminary thereto, solely by reason of the fact that he, she or it is or was a Manager or any director, officer, or employee of the Manager and was acting within scope of duties or under the authority of the Members; (b) the Series shall pay, and advance or if the foregoing is not practicable, reimburse the Manager or any director, officer, or employee of the Manager for expenses incurred by it, him or her (1) in advance of any disposition of a Proceeding to which such Manager or any director, officer, or employee of the Manager was, is or is threatened to be made a party, and (2) in connection with his or her appearance as a witness or other participation in any Proceeding. Such indemnification shall also include reasonable counsel fees. The provisions of this Section 5.4 shall not be exclusive of any other right under any law, provision of the Certificate of Registered Series, the Certificate of Formation or this Agreement, or otherwise. Notwithstanding the foregoing, this indemnity shall not apply to actions constituting gross negligence, willful misconduct or bad faith, or involving a material breach of this Agreement or the duties set forth herein, which breach, in the Manager’s reasonable opinion, causes a substantial loss to the Series, but shall apply to actions constituting simple negligence. The Series may purchase and maintain insurance to protect itself and any Manager, or any director, officer, or employee of the Manager, employee or agent of the Series, whether or not the Series would have the power to indemnify such Person under this Section 5.4. This indemnification obligation shall be limited to the assets of Series, and no Member shall be required to make any contribution to the capital of the Series in respect thereof.

SECTION 5.5. Limitation of Liability. Exculpation. The liability of the Manager shall be limited to the maximum extent allowed for by applicable law. The Manager is in control of the management, direction, and operation of the Series’ affairs and shall have powers to bind the Series with any legally binding agreement, including setting up and operating separate bank accounts on behalf of the Series. The Manager shall not be subject to any liability to the Members for any act or omission, the effect of which may cause or result in loss or damage to the Series or the Members if done in good faith to promote the best interests of the Series.

SECTION 5.6 Reliance by Third Parties. Any Person may rely upon a certificate signed by the Manager as to (a) the identity of the Manager or Members; (b) any factual matters relevant to the affairs of the Series; (c) the Persons who are authorized to execute and deliver any document on behalf of the Series; or (d) any action taken or omitted by the Series, the Manager or any Member with respect to the business of the Series.

ARTICLE VI

CONFIDENTIALITY

SECTION 6.1. Confidentiality. Each Member agrees that such Member will keep confidential and will not disclose, divulge, or use for any purpose (other than to monitor or make decisions with respect to its investment in the Series) any confidential information obtained from the Series pursuant to the terms of this Agreement or otherwise pursuant to law, unless such confidential information (a) is known or becomes known to the public in general (other than as a result of a breach of this Section 6.1 by such Member),(b) is or has been independently developed or conceived by such Member without use of the Series’ confidential information, or (c) is or has been made known or disclosed to such Member by a third party without a breach of any obligation of confidentiality such third party may have to the Series; provided, however, that a Member may disclose confidential information (i) to its attorneys, accountants, consultants, and other professionals to the extent reasonably necessary to obtain their services in connection with monitoring his or her investment in the Series; (ii) to any prospective purchaser of any Shares from such Member, if such prospective purchaser agrees to be bound by the provisions of this Section 6.1; (iii) to any affiliate, partner, member, stockholder, or wholly owned subsidiary of such Member in the ordinary course of business, provided that such Member informs such Person that such information is confidential and directs such Person to maintain the confidentiality of such information; or (iv) as may otherwise be required by law, regulation, rule, court order or subpoena, provided that such Member promptly notifies the Series of such disclosure and takes reasonable steps to minimize the extent of any such required disclosure.

ARTICLE VII

ALLOCATIONS AND DISTRIBUTIONS

SECTION 7.1. Distributions. Distributions from the Series to Members (“Distributions”) shall be made in accordance with this Article VII and shall be paid in each case to the account designated by the Member receiving the Distribution.

SECTION 7.2. Distribution Priority.

(a) General Distributions. The Series shall make Distributions of Available Cash (or, in accordance with Section 7.3(a) below, property of the Series on an in kind basis) on a monthly basis, in amounts determined by the Manager, acting in its sole direction. Distributions shall be payable to all Members pro rata in proportion to their holdings of Shares; provided, that, the amount of Distributions paid to a Member in any given calendar month (other than liquidating distributions) shall be determined based on the number of calendar days that a Member owns its Shares in such calendar month.

(a) Liquidating Distributions. Notwithstanding anything to the contrary in this Article VII or in Section 8.3 of the Master Agreement, upon the sale of the Property or the dissolution and liquidation of the Series in accordance with the provisions of this Agreement and of Section 8.3 of the Master Agreement, the proceeds of liquidation of the Series or the sale of the Property will be distributed within ninety (90) days of the date of sale of the Property or the dissolution and liquidation in the following order and priority:

(i) First, to creditors of the Series, including the Members who are creditors, to the extent otherwise permitted by law, in satisfaction (whether by payment or the making of reasonable provision for payment thereof) of all debts, liabilities, obligations and expenses of the Series, including, without limitation, the expenses incurred in connection with the liquidation of the Series; and

(ii) Second, to the Members pro rata in proportion to their holdings of Shares, with such Distributions to be made by the end of the Fiscal Year during which the liquidation occurs (or, if later, ninety (90) days after the date of the liquidation).

SECTION 7.3. Other General Principles of Distributions.

(a) Although the Series does not intend to make Distributions in kind, the Manager may, in its sole discretion, cause the Series to make Distributions of property of the Series in kind pursuant to Section 7.2.

(b) The Series is authorized to withhold from Distributions and any other payments such amounts as it is required by any applicable governmental rule, regulation, or law to withhold, including without limitation for purposes of satisfying the Series’ obligations under the Code. All amounts withheld pursuant to this Section 7.3(b) will be treated as amounts paid or distributed, as the case may be, to the Members with respect to which the amount was withheld.

(c) Notwithstanding anything to the contrary contained herein, the Series will not make a Distribution to any Member on account of its Shares if the Distribution would violate the Act or other applicable law.

SECTION 7.4. Accounting Method. The Series, for accounting and income tax purposes, shall operate on a fiscal year ending December 31 of each year, and shall make such income tax elections and use such methods of depreciation as shall be determined by the Manager. The books and records of the Series will be kept on a GAAP basis in accordance with sound accounting practices to reflect all income and expenses of the Series.

SECTION 7.5. Tax Returns and Other Elections. The Manager shall cause the preparation and timely filing of all tax returns required to be filed by the Series pursuant to the Code and all other tax returns deemed necessary and required in each jurisdiction in which the Series does business. Copies of the returns, or pertinent information therefrom relating to the Series, will be furnished to the Members within a reasonable time after the end of each Fiscal Year of the Series. Except as otherwise provided herein, all elections permitted to be made by the Series under federal or state laws will be made by the Manager in its sole discretion.

SECTION 7.6. Tax Matters. The Members shall timely furnish to the Manager any U.S. federal income tax form or certification (including, without limitation, an Internal Revenue Service Form W-9), together with any applicable attachments thereto, that the Manager may request and shall update or replace such form or certification in accordance with its terms or as otherwise requested by the Manager.

SECTION 7.7. Tax Classification. The Series shall elect to be treated as an association taxable as a corporation under Treasury Regulations Section 301.7701-3 with effect for each taxable period of its existence. The Series and each Member shall file all tax returns and shall otherwise take all tax and financial reporting positions in a manner consistent with such treatment. No election will be filed with the Internal Revenue Service (or the tax authorities of any State) to have the Series taxable other than as an association taxable as a corporation for income tax purposes.

ARTICLE VIII

DISSOLUTION OF THE SERIES

SECTION 8.1. Dissolution of the Series.

(a) The Manager may effectuate the dissolution of the Series, without the consent of the Members, upon any of the following events:

(i)	the determination by the Manager, acting in its sole discretion; to dissolve the Series;

(i)	the dissolution of the Company;

(ii)	the sale or other disposition of the Property held by such Series; or

(iii)	the entry of a decree of judicial termination under Section 18-215 of the Act.

(a)	Upon the dissolution of the Series as provided herein, the Series shall be wound up in the manner provided by Section 8.2.

SECTION 8.2. Winding Up, Liquidation and Distribution of Assets of the Series Upon Dissolution of the Series.

(a) Upon dissolution of the Series, the Manager shall wind up the Series’ affairs; provided, however, that a reasonable time will be allowed for the orderly liquidation of the assets of the Series and the discharge of liabilities of the Series to its creditors so as to enable the Manager to minimize any losses attendant upon a liquidation. The proceeds of liquidation will be distributed in accordance with Section 7.2(b).

(b) The Manager and the Members shall comply with all requirements of applicable law pertaining to the winding up of the affairs of the Series and the final distribution of its assets.

SECTION 8.3. Returns of Contributions Nonrecourse to Members. Each Member will look solely to the assets of the Series for the return of any contribution to the capital of the Series, and if the assets of the Series remaining after satisfaction (whether by payment or reasonable provision for payment) of the debts, liabilities, obligations and expenses of the Series are insufficient to return such capital contribution, each Member will have no recourse against the Series, the Manager or any other Member, except as otherwise provided by law.

ARTICLE IX

MISCELLANEOUS PROVISIONS

Section 9.1. Notices. All notices and other communications provided for herein must be in writing and must be delivered by hand or overnight courier service, mailed by certified or registered mail, or e- mailed, (a) if to the Manager, to the address of the Manager set forth below its name on the signature page hereto (as the address may be updated from time to time in accordance with Section 4.1(a)), or (b) if to a Member, the email address of the Member set forth on Schedule A attached hereto. Notices sent by hand or overnight courier service, or mailed by certified or registered mail, will be deemed to have been given when received (except that, if not given during normal business hours for the recipient, will be deemed to have been given at the opening of business on the next Business Day for the recipient).

SECTION 9.2. Binding Effect. This Agreement is binding upon and inures to the benefit of the Members and, to the extent permitted by this Agreement, their respective legal representatives, successors and permitted assigns.

SECTION 9.3. Governing Law. This Agreement, and the rights of the parties hereunder, will be construed pursuant to the laws of the State of Delaware, without regard to conflict of laws principles.

SECTION 9.4. Waiver of Action for Partition. Each Member irrevocably waives during the existence of the Series any right that it may have to maintain any action for partition with respect to the property of the Series.

SECTION 9.5. Amendments. This Agreement may not be amended except in writing by the Manager in its sole discretion. Notice of amendment will be furnished to each Member within a reasonable time following such amendment.

SECTION 9.6. Execution of Additional Instruments. Each Member hereby agrees to execute such other and further statements of interests and holdings, designations and other instruments necessary to comply with any laws, rules or regulations as may be determined by the Manager, in its sole discretion.

SECTION 9.7. Construction. Whenever the singular number is used in this Agreement and when required by the context, the same will include the plural and vice versa, and the masculine gender will include the feminine and neuter genders and vice versa.

SECTION 9.8. Waivers. The failure of any party hereto to seek redress for default of or to insist upon the strict performance of any covenant or condition of this Agreement will not prevent a subsequent act that would have originally constituted a default from having the effect of an original default.

SECTION 9.9. Severability. If any provision or term of this Agreement is found to be invalid, void or unenforceable, the remainder of the provisions of this Agreement will remain in full force and effect and will in no way be affected, impaired or invalidated. It is the intent of the Parties for the terms and conditions of this Agreement to be interpreted to the greatest extent possible so as to remain valid and enforceable, and any provision or term of this Agreement found by a court to be invalid, void or unenforceable will be rewritten by the court pursuant to this intent.

SECTION 9.10. Counterparts. This Agreement may be signed in multiple counterparts, all of which are hereby deemed an original and will constitute one instrument.

SECTION 9.11. Integration. This Agreement constitutes the entire agreement between the Parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

SECTION 9.12. Headings. The headings and subheadings in this Agreement are included for convenience and identification only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused their signatures, or the signatures of their duly authorized representatives, as of the date set forth above.

MANAGER:
LANDA HOLDINGS, INC.

By:	/s/ Yishai Cohen
Name:	Yishai Cohen
Title:	Chief Executive Officer and President

COMPANY: LANDA APP 2 LLC
By: LANDA HOLDINGS, INC., as Manager

By:	/s/ Yishai Cohen
Name:	Yishai Cohen
Title:	Chief Executive Officer and President

SERIES:
LANDA APP 2 LLC - 6786 BENT CREEK DRIVE REX GA LLC
By: LANDA HOLDINGS, INC., as Manager

By:	/s/ Yishai Cohen
Name:	Yishai Cohen
Title:	Chief Executive Officer and President

[Signature Page to Series Operating Agreement]

IN WITNESS WHEREOF, the Parties have caused their signatures, or the signatures of their duly authorized representatives, as of the date set forth below

MEMBER:

By:	{Investor Digital Signature}
Name:	{ Investor Name }

Date:	{Date}

[Signature Page to Series Operating Agreement]

SCHEDULE A

List of Members*

*Information	in Schedule A will be held in the book and records of the Series, maintained by the Manager.